Exhibit 10(d)

TERMS AND CONDITIONS

AUSTRALIAN ADDENDUM

ALCOA INC. (“Alcoa”)

2013 Alcoa Stock Incentive Plan

1.	Purpose. This addendum (the “Australian Addendum”) to the 2013 Alcoa Stock Incentive Plan is provided to set out certain rules which, together with the Award Agreement for an Award, the 2013 Prospectus and the 2013 Alcoa Stock Incentive Plan, shall govern the operation of the Awards with respect to Australian resident employees of Alcoa and its Australian subsidiaries. In the event of any conflict between the Australian Addendum and the 2013 Alcoa Stock Incentive Plan, the Australian Addendum shall prevail.

2.	Definitions.

For purposes of this Australian Addendum:

“ASIC” means the Australian Securities and Investments Commission.

“Award” has the meaning given in the Plan.

“Award Agreement” has the meaning given in the Plan.

“Class Order” means ASIC Class Order 03/184.

“Plan” means the 2013 Alcoa Stock Incentive Plan as modified for the purpose of its implementation in Australia by this Australian Addendum.

“Stock Exchange” means the New York Stock Exchange.

3.	Rules of the Plan. The Awards are governed by the Australian Addendum, the Award Agreement for an Award, the 2013 Prospectus and the Plan. During the Award period, Alcoa will, within a reasonable time of you so requesting, provide you with a copy of the Plan rules, without charge.

4.	No cash settlement. Alcoa will only issue Alcoa stock to you under an Award. For the avoidance of doubt Awards will not be wholly or partly settled by payment of cash (except in respect of any Stock Appreciation Rights granted under the Plan).

5.	Contract for future provision of services. Despite any provision to the contrary in any of the Awards, the Awards are part of your contract for the future provision of services to Alcoa.

6.	Updated Pricing Information. During the Award period, Alcoa will, within a reasonable period after receiving a written request from you, provide you with details of the current market price of Alcoa stock, in both American dollars and Australian dollars, as at the date of your request. As you may be aware, the Alcoa stock price can be easily accessed via the Alcoa website at www.alcoa.com, within the Invest section.

The “current market price” of Alcoa stock shall be taken as the price published by the Stock Exchange on which Alcoa stock is quoted as the final price for the previous day on which the Alcoa stock was traded on the Stock Exchange.

During the Award period, Alcoa will within a reasonable period after receiving a written request from you, provide you with details of the Australian dollar equivalent of the acquisition price of the Award, as at the date of your request.

7.	Investment in shares involves a degree of risk. Employees who participate in the Plan should monitor their participation and consider all risk factors relevant to holding Alcoa stock.

The information or advice contained in the grant document for an Award, the 2013 Prospectus and this Australian Addendum is general advice only. You should consider obtaining your own financial product advice from an independent person who is licensed by ASIC to give advice regarding participation in the Plan.

8.	Restriction in granting Alcoa stock under an Award. Alcoa will only issue Alcoa stock to you under an Award if Alcoa stock has been quoted on the Stock Exchange throughout the 12 month period immediately preceding the date of issue without suspension for more than 2 trading days during that period.

9.	Restriction on Capital Raising: 5% limit. The number of shares of Alcoa stock that are the subject of an Award (but disregarding offers to persons situated outside Australia) when aggregated with:

(a)	the number of shares of Alcoa stock in the same class which would be issued were each outstanding offer with respect to Alcoa stock made under an employee share scheme extended only to employees or directors of Alcoa or of associated bodies corporate of Alcoa to be accepted or exercised (but disregarding offers to persons situated outside Australia); and

(b)	the number of shares of Alcoa stock in the same class issued during the previous 5 years pursuant to employee share schemes extended only to employees or directors of Alcoa or of associated bodies corporate of Alcoa (but disregarding offers to persons situated outside Australia), will not exceed 5% of the total number of issued shares of Alcoa stock in that class as at the time of granting the Award (certain offers may be disregarded under the Class Order).

10.	Lodgment with ASIC. No later than seven days after offers are made to you, the Australian Addendum and copies of all accompanying documents provided to employees shall be provided to ASIC.

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